BANK CREDIT AGREEMENT

                             BY AND BETWEEN

                          ROLLINS LEASING CORP.


                        FIRST UNION NATIONAL BANK

                         AS ADMINISTRATIVE AGENT

                                   AND

                            BANKBOSTON, N.A.

                         AS DOCUMENTATION AGENT


                      DATED AS OF DECEMBER 11, 1998

                            TABLE OF CONTENTS
                                                            PAGE
                               ARTICLE ONE
                       AMOUNT AND TERMS OF CREDIT                   1

Section 1.1          Amount and Terms of Credit
Section 1.2          Place of Loans
Section 1.3          Loan Request
Section 1.4          Interest
Section 1.5          Loan Account
Section 1.6          Statement of Loan Account

                               ARTICLE TWO
                              LOAN PAYMENTS                         3

Section 2.1          Repayment of Principal/Schedule Amortization
Section 2.2          Interest Periods and Payments
Section 2.3          Optional Prepayment
Section 2.4          Mandatory Prepayment
Section 2.5          Place and Form of Payments
Section 2.6          Repayment Restrictions
Section 2.7          Additional Compensation

                              ARTICLE THREE
                                 DEFAULT                            5

Section 3.1          Default by Lenders

                              ARTICLE FOUR
                           COLLATERAL SECURITY               5

Section 4.1          Agreement to Secure
Section 4.2          Agent for Lenders
Section 4.3          Instruments of Security; Perfection of Security
Interests;
                     Further Assurance
Section 4.4          Provisions of Collateral Security
Section 4.4.1        Assigned Eligible Equipment Information
Section 4.4.2        Eligible Equipment Insurance
Section 4.4.3        Procedural Changes
Section 4.4.4        Releases
Section 4.4.5        Termination of Security Interest
Section 4.4.6        Waivers of Demands, Notices, Etc.
Section 4.5          Lenders' Rights in Deposits and Other Property;
Set-Off
Section 4.6          Pro Rata Payments
Section 4.7          Administrative Expenses

                              ARTICLE FIVE
                 APPOINTMENT OF FIRST UNION AS ATTORNEY             8

Section 5.1          Appointment of First Union as Attorney






                               ARTICLE SIX
                REPRESENTATIONS AND WARRANTIES OF ROLLINS           9

Section 6.1          Valid Organization, Good Standing and
Qualifications
Section 6.2          Business of Rollins
Section 6.3          No Pending Material Litigation or Proceedings
Section 6.4          No Adverse Contracts or Restrictions
Section 6.5          No Legal Restrictions on Performance
Section 6.6          No Default under Other Obligations
Section 6.7          Government Consents
Section 6.8          Tax Status
Section 6.9          ERISA
Section 6.10         Financial Condition
Section 6.11         Environmental Matters
Section 6.12         Title to Properties
Section 6.13         Regulation U
Section 6.14         Investment Company, Public Utility and Holding
Company
Section 6.15         Accurate and Complete Disclosure
Section 6.16         Year 2000 Program

                              ARTICLE SEVEN
                    AFFIRMATIVE COVENANTS OF ROLLINS                11

Section 7.1          Payment of Principal and Interest
Section 7.2          Payment of Taxes
Section 7.3          Corporate Existence
Section 7.4          Maintenance of Properties
Section 7.5          Insurance
Section 7.6          Accounts and Financial Statements
Section 7.7          Default Under Other Indebtedness
Section 7.8          Inspection
Section 7.9          Liens
Section 7.10         Borrowing Base Certificate
Section 7.11         Performance of Lease Obligations; Collections
Section 7.12         Certification of Independent Public Accountants
Section 7.13         Certificate of Rollins as to Title Certificates
Section 7.14         Commitment Fee
Section 7.15         Maintenance of Working Capital
Section 7.16         Maintenance of Net Worth
Section 7.17         Current Ratio
Section 7.18         Further Assurance

                              ARTICLE EIGHT
                      NEGATIVE COVENANTS OF ROLLINS          15

Section 8.1          Indebtedness to Net Worth Ratio
Section 8.2          Disposition of Properties or Assets
Section 8.3          Merger, Consolidation
Section 8.4          Business Acquisitions
Section 8.5          Business of Rollins
Section 8.6          Limitation on Payments to Stockholder
Section 8.7          Leases to Affiliates
Section 8.8          Restricted Payments
Section 8.9          Negative Pledge
Section 8.10         Limitation on Liens

                              ARTICLE NINE
                          CONDITIONS OF CLOSING                     16

Section 9.1          First Loan
Section 9.2          First and Subsequent Loans
Section 9.3          Facility B Loans

                               ARTICLE TEN
                          DEFAULTS AND REMEDIES                     17

Section 10.1         Events of Default
Section 10.2         Effect of Event of Default
Section 10.3         Uniform Commercial Code
Section 10.4         Delay or Omission Not Waiver
Section 10.5         Remedies Cumulative

                             ARTICLE ELEVEN
                               TERMINATION                          19

Section 11.1         Termination by Rollins

                             ARTICLE TWELVE
                 PAYMENTS OF CERTAIN EXPENSES BY ROLLINS            19

Section 12.1         Expenses in Connection with Enforcement

                            ARTICLE THIRTEEN
              SURVIVAL OF COVENANTS; SUCCESSORS AND ASSIGNS         20

Section 13.1         Survival of Covenants, Etc.
Section 13.2         No Assignment by Rollins

                            ARTICLE FOURTEEN
                          MODIFICATIONS; WAIVER                     20

Section 14.1         Modification of this Agreement

                             ARTICLE FIFTEEN
                       COMMUNICATIONS AND NOTICES                   20

Section 15.1         Form, Address, Etc.

                             ARTICLE SIXTEEN
                               DEFINITIONS                          21

Section 16.1         Acquisition Cost
Section 16.2         Affiliate
Section 16.3         Aggregate Amortization
Section 16.4         Amortized Value
Section 16.5         Amortization Period
Section 16.6         Assigned Eligible Equipment
Section 16.7         Borrowing Base
Section 16.8         Combined Debt
Section 16.9         Commitment Amount
Section 16.10        Corporation
Section 16.11        Current Assets
Section 16.12        Current Liabilities
Section 16.13        Default
Section 16.14        Commercial Rental Fleet
Section 16.15        Eligible Equipment
Section 16.16        Event of Default
Section 16.17        Indebtedness
Section 16.18        Lease
Section 16.19        Lease in Good Standing
Section 16.20        Lenders
Section 16.21        LIBOR
Section 16.22        Loan
Section 16.23        Loan Account
Section 16.24        Loan Date
Section 16.25        Loan Request
Section 16.26        Maturity Date
Section 16.27        Monthly Amortization Figure
Section 16.28        Mortgage
Section 16.29        Motor Vehicle
Section 16.30        Net Book Value
Section 16.31        Net Worth
Section 16.32        Person
Section 16.33        Prime Rate
Section 16.34        Revolving Expiration Date
Section 16.35        Senior Indebtedness
Section 16.36        Subordinated Indebtedness
Section 16.37        Subsidiary
Section 16.38        Working Capital
Section 16.39        Year 2000 Problem
Section 16.40        Agent for the Lenders
Section 16.41        Facility A
Section 16.42        Facility B

                            ARTICLE SEVENTEEN
                                HOLIDAYS                     25

Section 17.1         Holidays

                            ARTICLE EIGHTEEN
                              LAW GOVERNING                         25

Section 18.1         Pennsylvania Law

                            ARTICLE NINETEEN
                                 WAIVER                             25

Section 19.1         Waiver of Jury Trial

                             ARTICLE TWENTY
                                HEADINGS                     25

Section 20.1         Headings Not Part of Agreement

                           ARTICLE TWENTY-ONE
                              COUNTERPARTS                          25

Section 21.1         Counterparts

                          BANK CREDIT AGREEMENT

    THIS BANK CREDIT AGREEMENT dated as of December 11, 1998, by and between ROLLINS LEASING CORP., a Delaware corporation ("Rollins") and FIRST UNION NATIONAL BANK, a national banking association ("First Union") and BANKBOSTON, N.A., a national banking association ("BankBoston"), (each such financial institution being hereinafter called a "Lender" and collectively called the "Lenders").

    Capitalized terms used herein without definition shall have the meanings specified in Article 16 hereof.

1.   AMOUNT AND TERMS OF CREDIT.

    1.1 Amount of Credit. Subject to and upon the terms and conditions hereof, the Lenders will lend to Rollins, at any time and from time to time before the Revolving Expiration Date, sums which shall not exceed

         (a) Committed Loans ("Facility A") in an aggregate outstanding principal amount of up to the lesser of (i) the Commitment Amount; and (ii) the Borrowing Base in effect from time to time (the "Borrowing Base Amount") less the amount of the Loans outstanding under Facility B, if any (hereinafter the "Commitment"). The Facility A Commitment shall be divided equally between the Lenders such that each Lender's commitment under Facility A shall be an amount equal to the lesser of (x) $25,000,000 less such Lender's Loans outstanding under Facility A or (y) one half of the Borrowing Base Amount less the amount of Loans outstanding or that Lender under Facility A and B,

         (b) uncommitted lines of credit up to $50,000,000 in the aggregate ("Facility B"). The Facility B Commitment shall be divided equally among the Lenders such that each Lender's availability under Facility B shall be an amount equal to the lesser of (x) $25,000,000, less such Lender's outstandings under Facility B or (y) one half of the Borrowing Base, less the amount of Loans of the Lender under Facility A and B, if any, to be offered separately by each Lender; provided, however, that under no circumstances shall the aggregate outstanding principal amount of Facility A Loans and Facility B Loans, if any, at any time exceed the Borrowing Base Amount. Notwithstanding any other provision of this Agreement or any course of dealing which may now or hereafter arise, it is acknowledged and agreed that (i) Facility B is an uncommitted line of credit; (ii) each request for a Loan under Facility B is subject to the prior approval of each Lender; and (iii) each Lender may, in its sole and absolute discretion and without notice of any kind, decline to permit any borrowing under Facility B notwithstanding the approval or denial of any other Lender under Facility B. To the extent that any Loan is made pursuant to Facility B the interest rate and term thereof shall be as mutually agreed at the time such Loan is made.

         (c) Notwithstanding any other provision hereof, the obligation of each Lender to make any Facility A Loan pursuant hereto shall be several, and not joint or joint and several.

         (d) Rollins may, by written notice to the Lenders, not more than 60 days or less than 45 days prior to the then effective Revolving Expiration Date, request an extension of the Revolving Expiration Date for an additional period of 364 days from the then current Revolving Expiration Date. Each Lender shall notify Rollins of its approval or denial of such extension request (which approval or denial shall be in the sole and absolute discretion of such Lender) no later than 30 days prior to the then effective Revolving Expiration Date. The extension of the Revolving Expiration Date shall be effective only if approved by both Lenders. Any extension so approved shall become effective beginning on the date next following the then effective Revolving Expiration Date.

    1.2 Place of Loans. Each Loan will be made to Rollins at the office of First Union at 1339 Chestnut Street, Philadelphia, PA 19107 or the office of BankBoston, 100 Federal Street, Boston, MA 02110, as the case may be, in such principal amount as Rollins may request by notice (in the form and subject to the limitations herein provided) received by the Lenders at least one (1) business day prior to the Loan Date therefor.

    1.3 Loan Request. Each Loan Request will be substantially in the form of Exhibit "A" attached hereto, signed on Rollins' behalf by a person thereunto duly authorized by it, setting forth (each a "Loan Request"):

         (a)  The amount of the Loan requested;
         (b)  The requested interest rate option to apply thereto;
         (c)  The Loan Date therefor;
         (d) The principal amount of Loans outstanding hereunder at the date of such Loan Request;
         (e) Such other matters as are called for by the form of Exhibit "A" or as may be reasonably requested by the Lenders;
         (f)  Interest Period;
         (g)  reference to whether it is under Facility A or Facility
              B.

         Absent a contrary Loan Request by Rollins prior to the last day of the Interest Period applicable to any As-Offered Rate Loan, Rollins shall be deemed to have requested a Prime Rate Loan equal to such As-Offered Rate Loan effective as of the last day of such Interest Period.

    1.4 Interest. Outstanding amounts under Facility A shall accrue interest according to the following options, as selected by the Borrower and Facility B Loans, if any, shall accrue interest at the option described in (b) below:

         (a)  Prime Rate Option
         A rate per annum (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days) for each day equal to the Prime Rate.

         (b)  As-Offered Rate Option
         A per annum rate of interest fixed in reference to LIBOR as quoted separately by each Lender and acceptable to the Borrower as of the date of each Loan. Interest at the As-Offered Rate Option quoted by each Lender shall accrue on each Lender's portion of the entire outstanding principal balance of each As-Offered Rate Loan and shall be calculated on the actual number of days elapsed in a year of 360 days.

    1.5 Loan Account. Each Lender will maintain on its books a Loan Account for Rollins in which will be recorded the Loans made by such Lender pursuant hereto, interest accrued thereon, payments made on account of the principal of and interest on such Loans and other appropriate debits and credits as provided by this Agreement which records of each Lender shall be conclusive absent manifest error.
All Facility A indebtedness incurred by Rollins hereunder will be governed exclusively by the terms hereof, including the additional documents and instruments provided herein to be executed and delivered to each Lender, and the Facility A Loans made hereunder may at the request of a Lender be evidenced by notes or other evidences of indebtedness. The debit balance of the Loan Account maintained by each Lender will reflect the amount of Rollins' indebtedness to such Lender from time to time by reason of transactions occurring pursuant hereto.

    1.6 Statement of Loan Account. On or before the 10th day of each month each Lender will use its best efforts to render to Rollins a statement of the Loan Account maintained by such Lender, as of the close of business on the last day of the preceding month, showing separately the unpaid balance of principal of the Loans and the interest accrued thereon. Such statement will be deemed to be correct and accepted by Rollins and conclusively binding upon it unless Rollins notifies the Lenders to the contrary, specifying in detail the nature of any claimed error or discrepancy, within twenty
(20) days after Rollins' receipt thereof.

2.   LOAN PAYMENTS

    2.1 Repayment of Principal/Scheduled Amortization. (a) The aggregate outstanding principal amount of all Facility A Loans as of the Revolving Expiration Date shall be due and payable in sixteen
(16) equal quarterly installments (each an "Installment") commencing the last business day of the calendar quarter following the Revolving Expiration Date and continuing on the last business day of each consecutive September, December, March and June thereafter to and including the Maturity Date (each an "Installment Payment Date"). To the extent not due and payable earlier, the outstanding principal balance of the Facility A Loans, together with all interest accrued thereon, shall be due and payable on the Maturity Date. All prepayments, if any, made by the Borrower during the Amortization Period, shall be applied against Installments in the inverse order of their maturity.

         (b) The outstanding principal balance of each Facility B
Loan shall be due and payable at such time or times as is specified by each Lender and agreed upon by Rollins at the time such Facility B Loans, if any, are made.

    2.2 Interest Periods. (a) Loans bearing interest at the Prime Rate Option shall have an interest period of up to 90 days as selected by Rollins. Loans bearing interest at the As-Offered Rate Option shall have such interest period as may be prescribed by each Lender and agreed to by Rollins at the time such Loan is made (each hereinafter an "Interest Period").

         (b) Interest Payments. Interest accrued on each Facility A Loan made pursuant hereto shall be due and payable on the last business day of each calendar quarter during which any such Loan is outstanding, on each Installment Payment Date, on the last day of the Interest Period applicable thereto and on the date of repayment, prepayment or conversion thereof and on the Maturity Date. After the principal amount of any Loan shall have become due and payable on any Installment Payment Date, the Maturity Date, by acceleration or otherwise, interest shall accrue on all outstanding principal amounts at a per annum rate equal to the Prime Rate plus 2%, and shall be due and payable on demand.

    2.3 Optional Prepayment. Prime Rate Loans may be prepaid at any time on one business day's notice. As-Offered Rate Loans may be prepaid prior to the last day of the Interest Period applicable thereto on not less than 3 days prior written notice thereof to the Lenders and subject to Section 2.7(b) hereof.

    2.4 Mandatory Prepayment. If at any time the aggregate outstanding principal amount of Facility A Loans and Facility B Loans exceeds the Borrowing Base Amount, Borrower shall, within one business day, prepay such amount as is necessary to cause the aggregate outstanding principal balance of all such Loans, after giving effect to such prepayment, to be less than the Borrowing Base Amount as of such date. Prepayment shall be first of Facility B Loans and then Facility A Loans.

    2.5 Place and Form of Payments. All payments to be made by Rollins pursuant hereto will be paid in lawful money of the United States of America, in immediately available funds, at the office of First Union, 1339 Chestnut Street, Philadelphia, PA, or BankBoston, 100 Federal Street, Boston, MA, as the case may be, or at such other place as either Lender may designate in written notice to Rollins.

    2.6 Repayment Restrictions. Amounts repaid in respect of Facility A Loans from and after the Revolving Expiration Date, whether as scheduled Installments, by prepayment or otherwise, may not be reborrowed hereunder.

    2.7  Additional Compensation in Certain Circumstances.

         (a) Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, etc. If (i) the introduction of or any change in any law or regulation or in the interpretation or application thereof by any governmental or regulatory authority ("Official Body") charged with the interpretation or administration thereof, or (ii) compliance with any guideline or request or directive of any Official Body (whether or not having the force of law) hereafter:

              (i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, any Loan made pursuant hereto or payments by Rollins of principal, interest or other amounts due from Rollins hereunder or under any note made in connection herewith (except for taxes on the overall net income of any Lender imposed by the jurisdiction in which such Lender's principal office is located),

              (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, any Lender,

              (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits by, any Lender or (B) otherwise applicable to the obligations of any Lender under this Agreement, or

              (iv) imposes upon any Lender any other condition or expense with respect to this Agreement, any note held by any Lender pursuant hereto or its making, maintenance or funding of any Loan and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense, including loss of margin, upon the Lender with respect to this Agreement, or the making, maintenance or funding of any part of any Loan(s) or, in the case of any capital adequacy or similar requirement, has the effect of increasing the amount of capital required or expected to be maintained by any Lender or any Corporation controlling any such Lender as a result of such Lender's commitment to lend hereunder or the Loan(s) made by such Lender pursuant hereto (taking into account the Lender's policies with respect to capital adequacy) by an amount which the Lender deems to be material such Lender shall from time to time notify Rollins of the amount determined (using any averaging and attribution methods) by such Lender in good faith (which determination shall be conclusive) to be necessary to compensate such Lender for such increase in cost, reduction in income or additional expense reasonably allocable to the making, maintenance or funding of the Loan or any portion thereof hereunder provided, however, that no Lender shall be entitled to demand such compensation more than 180 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described in (i) or (ii) above if such demand is made within 180 days after the implementation or application of such retroactive law, interpretation, guideline or request. Such amount shall be due and payable by Rollins to the applicable Lender ten (10) Business Days after such notice is given.

         (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 2.7, Rollins shall indemnify each Lender against any loss or expense (including loss of margin) which any Lender has sustained or incurred as a consequence of any

              (i) payment, prepayment or conversion of any Loan, if maintained at the As-Offered Rate Option, on a day other than the last day of the corresponding Interest Period (whether or not such payment, prepayment or conversion is mandatory and whether or not such payment, prepayment or conversion is then due),

              (ii) attempt by Rollins to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (each Lender having in its discretion the options (A) to give effect to any such attempted revocation and obtain indemnity under this Section 2.7(b) or (B) to treat such attempted revocation as having no force or effect, as if never made), or

              (iii) claims, demands, losses or expenses incurred by or asserted against any Lender in connection with Rollins' use of the proceeds of any Loan and/or any Lender's role as a lender hereunder except to the extent caused by the Lender's gross negligence or willful misconduct.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify Rollins of the amount determined by such Lender in good faith (which determination shall be conclusive) to be necessary to indemnify such Lender for such loss or expense (such Lender being deemed for this purpose to have made, maintained or funded the Loan to the extent maintained at the As-Offered Rate Option from a corresponding source of funds). Such amount shall be due and payable by Rollins to the Lender ten Business Days after such notice is given.

3.   Intentionally Left Blank

4.   COLLATERAL SECURITY.

    4.1 Agreement to Secure. At any time after the date of this Agreement any of the Lenders may, by written notice to Rollins, require that all of Rollins' liability and obligations hereunder be fully secured by Rollins. Upon delivery of such notice by any Lender to Rollins, the Lenders shall have, and Rollins shall and does hereby (effective upon the delivery of such notice), assign, transfer and grant to the Lenders, jointly, a security interest and first priority lien in and to the following and all proceeds thereof, to secure the payment of the principal of and interest on the Loans which at any time may be outstanding hereunder or pursuant hereto and the performance of all other obligations of Rollins hereunder; (i) all Eligible Equipment which is at any time described, referred to or reflected in any Loan Request or Borrowing Base Certificate, or otherwise identified in any manner on the books or records of Rollins as an item of Eligible Equipment included in Rollins' Borrowing Base, and all parts, fittings, accessories, accessions, substitutions and replacements therefor or thereof, and all proceeds of any therefor, and (ii) all Leases now or hereafter in effect with respect to such Eligible Equipment (and such other property as may be subject to any such Lease) and all rentals and other moneys, including all proceeds of insurance, condemnation and requisition proceedings and sales or other dispositions of any such Eligible Equipment (and such other property) payable to or receivable by Rollins under or in connection with any such Lease and all instruments, accounts, general intangibles and/or chattel paper relating thereto or forming a part thereof, and all Rollins' rights and powers therein and thereunder, including all rights of Rollins to give and receive any notice, consent, waiver, demand or approval under or in respect of any such Lease, to exercise any election or option thereunder or in respect thereof, to accept any surrender of such Eligible Equipment (and such other property), to execute and deliver any bill of sale for any such Eligible Equipment (and such other property), and to do all other things which Rollins is entitled to do under any such Lease, Rollins hereby irrevocably constituting and appointing each of the Lenders as its attorney-in-fact for such purposes, with full power of substitution, together with full power and authority, in the name of Rollins, the Lenders or otherwise, to do, enforce, collect, receive and receipt for any and all of the foregoing.

    4.2 Agent for Lenders. At the request of the Lenders, Rollins will execute, acknowledge and deliver to such agent for the Lenders as the Lenders may designate such instruments of assignment, conveyance, mortgage and appointment, as the Lenders may request, to grant, perfect and confirm the grant, to such agent of such rights and powers referred to in Section 4.1 as the Lenders may request.

    4.3 Instruments of Security; Perfection of Security Interests; Further Assurance. Within 7 days after the delivery to Rollins of the notice of any Lender provided for in Section 4.1, Rollins will execute, acknowledge, deliver, file and record all such documents, including mortgages, instruments of assignment and transfer, financing statements, certificates of title (with encumbrances noted thereon) as the Lenders or the agent for the Lenders may request to effect, grant and convey, perfect and continue perfected under applicable law, the security interests provided for in Section 4.1 as first lien security interests in the property subject, or to be subject, thereto.

    4.4  Provisions of Collateral Security.  The provisions of
Section 4.4.1 through 4.4.6, inclusive, shall be applicable only if any of the Lenders shall exercise its rights to require security pursuant to Section 4.1.

    4.4.1 Assigned Eligible Equipment Information. Rollins shall furnish at monthly intervals, such information concerning Assigned Eligible Equipment and Leases assigned as security hereunder as any Lender may request and will show with respect to the period for which such report is made all net proceeds received from the sale, destruction, commandeering, conversion, loss of or damage to, prevention or use of, attachment of, or insurance on or with respect to Assigned Eligible Equipment or other property and assets encumbered hereunder and a schedule of all changes of principal garaging of Eligible Equipment made during the period.

    4.4.2 Eligible Equipment Insurance. The insurance arrangements required by Section 7.5 shall be for the benefit of Rollins and Lenders as their interests may appear and all insurance policies shall provide for a ten (10) day written minimum cancellation notice to Rollins and Lenders; and in the event of any such cancellation and failure on the part of Rollins to provide adequate insurance arrangements satisfactory to Lenders, Lenders may, at their option, provide such insurance and charge the cost thereof to Rollins as security administration charges hereunder.

    4.4.3 Procedural Changes. If, in the opinion of the Lenders or its counsel, changes or modifications in the procedures governing titling, registration, mortgaging of, the recording of Mortgages on, or other action with respect to Assigned Eligible Equipment are necessary or desirable to better perfect or otherwise protect the Lenders' security interest, Rollins, upon request of such Lenders will exert its best efforts to cause such changes or modifications to be made or adopted.

    4.4.4     Releases.  If Rollins is not in default under Section
10.1 hereof, the Lenders shall release from the lien of any Mortgage or other security instrument held by them any Assigned Eligible Equipment or other encumbered property and assets which Rollins wishes to sell upon payment to the Lenders of the Net Book Value of such Eligible Equipment or book value of such other property. If and when this Agreement has been terminated and all indebtedness and liabilities of Rollins hereunder shall have been paid in full, the Lenders shall discharge all Mortgages and release to Rollins all other security, if any, then held by it.

    4.4.5     Termination of Security Interest.  When and only when
(i) Rollins shall have paid in full the principal of all outstanding Loans hereunder, interest thereon and all other amounts to be paid by Rollins hereunder, pursuant hereto or to any transaction contemplated hereby, and all other obligations of Rollins secured by the security interest provided for in Section 4.1 shall have been fully performed, and (ii) the obligation of the Lenders to make Loans hereunder shall have terminated pursuant to Section 11.1, then the security interest of the Lenders provided for in Section 4 hereof shall terminate, and at the request and expense of Rollins, the Lenders will execute and deliver to Rollins such written evidence thereof, including termination statements, and take such other action as Rollins may reasonably request.

    4.4.6 Waivers of Demands, Notices, Etc. Rollins waives any requirement of law for the making or giving of any demand or notice of any default hereunder or under any Lease and, in general, for all other notices and formalities relating to this Agreement or any security therefor, other than notices specifically required hereby. Rollins consents to, and waives notice of, the granting by the Lenders or the Agent for the Lenders of indulgences or extensions of time of payment under any Lease, the taking or releasing of any security for the obligations of any lessee under any Lease, the addition or release of persons primarily or secondarily liable on or with respect to liabilities of any lessee under any Lease, the acceptance of partial payments under any Lease or the settlement, compromising or compounding of any thereof, all in such manner and at such time as the Lenders or the Agent for the Lenders may deem advisable. The Lenders and the Agent for the Lenders shall not be required to prosecute collection or other remedies against any person primarily or secondarily liable on or with respect to the obligations of any lessee under any Lease assigned to the Lenders or the Agent for the Lenders pursuant hereto, or to enforce or resort to any security, liens, collateral or other remedies appertaining to obligations of any such person before calling Rollins for payment or otherwise, nor shall any act or omission of any Lender or the Agent for the Lenders in any way impair or affect any of the indebtedness of liabilities of Rollins to any Lender hereunder or the rights of the Lenders and the Agent for the Lenders in any security.

    4.5 Lenders' Rights in Deposits and Other Property; Set-Off. Upon the occurrence of any Event of Default the Lenders, or any of them, may without notice or further action (i) set-off against and apply and appropriate to the liabilities of Rollins hereunder, whether or not due, any amounts of money and all property which may now or at any time hereafter be held by such Lender or owing or due by such Lender in any capacity, to Rollins, including, but not limited to any balance or share belonging to Rollins of any deposit or other account with such Lender or sums or property in transit to such Lender or securities or other properties of Rollins which at any time are in the possession of such Lender ("Liened Property"), and the Lenders, and each of them, shall be deemed to have exercised such right and to have set-off, applied and appropriated any such Liened Property immediately upon any Event of Default occurring, irrespective of when any record of the same may thereafter be entered on the books of any such Lender, and (ii) the Lenders, and each of them, shall at all times have, with respect to the Liened Property all the rights of a secured party under the Uniform Commercial Code and other applicable law.

    4.6 Pro Rata Payments. If, after an Event of Default shall have occurred and while it shall be continuing, any Lender receives any payment in respect of the obligations of Rollins hereunder (whether by set-off, exercise of rights under any security interest, or otherwise) in an amount which is greater than the proportionate share (determined on the basis of the respective outstanding balances of principal of Loans made by the Lenders) of all payments made to the Lenders at such time, the Lender so receiving such greater proportionate payment (the "Receiving Lender") will purchase a portion of the obligations of Rollins hereunder held by each other Lender so that after such purchase there shall be held by each Lender an unpaid balance of principal of such obligations bearing the same proportion to the outstanding balance of principal of the Combined Debt as existed immediately prior to the Receiving Lender's receipt of such payment.

    4.7 Administrative Expenses. If any Lender shall exercise its rights to acquire security pursuant to Section 4.1, Rollins will pay to each of the Lenders and the Agent for the Lenders such reasonable fees, charges and expenses, as any such Lender or the Agent for the Lenders may request as compensation for the administration of collateral pursuant hereto; provided only that such fees and charges shall be consistent with fees and charges imposed by such Lender or the Agent for the Lenders for similar services provided by it in other transactions in the ordinary course of its business.

5.   APPOINTMENT OF FIRST UNION AS ATTORNEY.

    5.1 Rollins hereby irrevocably appoints First Union its true and lawful attorney with power of substitution, for it and in its name, or in the name of First Union or otherwise, for the use and benefit of Lenders, but at the cost and expense of Rollins: (a) to do all acts and things which First Union may deem necessary to perfect and continue perfected the security interest which Rollins hereby agrees to grant to the Lenders pursuant to Article 4, including the execution on behalf of Rollins of Mortgages, security agreements, instruments of assignment or transfer, financing statements and documents for the notation of encumbrances on certificates of title for Eligible Equipment; (b) to commence and prosecute in the name of First Union as agent for the Lenders or in the name of Rollins any suits, actions or proceedings at law or in equity, in any court of competent jurisdiction, but only to enforce any of the rights granted or agreed to be granted to the Lenders pursuant to Article 4; (c) collect any sums assigned to the Lenders or to enforce any rights in respect thereof; and (d) generally to sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any claims, all Eligible Equipment subject to any Mortgage, grant or security interest as fully and completely as though First Union were the absolute owner thereof for all purposes, but only to enforce any of the rights granted or agreed to be granted to the Lenders pursuant to
Article 4; and for the purpose of realizing its rights therein, First Union may, in the name of Rollins, endorse and deliver checks and other instruments for the payment of money, and endorse and deliver certificates of title and any and all instruments of title for any Eligible Equipment owned by Rollins. The powers conferred on First Union by this Section are solely to protect the interests of the Lenders and shall not impose duties upon First Union to exercise any such powers.

6.   REPRESENTATIONS AND WARRANTIES OF ROLLINS.

    6.1 Rollins represents and warrants that: (a) Valid Organization, Good Standing and Qualifications. Rollins is duly and validly organized and an existing corporation in good standing under the laws of Delaware, the state of its incorporation. Rollins is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of property or the nature of the business transacted by it makes such qualification necessary. Rollins is entitled to own its properties and assets, and to carry on its business, all as, and in the places where, such properties and assets are now owned or operated or such business is now conducted or presently proposed to be conducted. Rollins has made payment of all franchise and similar taxes in the jurisdictions of its incorporation, and in all of the jurisdictions in which it is qualified as a foreign corporation, insofar as such taxes are due and payable at the date of this Agreement, except for any such taxes the validity of which is being contested in good faith and for which proper reserves have been set aside on the books of Rollins.

         (b) Rollins has all necessary corporate power and authority to make and carry out this Agreement, to make the borrowings provided for herein, to take all action contemplated hereby or required hereunder, to execute and deliver this Agreement and any other documents delivered or to be delivered in connection herewith and to perform its obligations hereunder; and all such action has been duly authorized by all necessary corporate proceedings on its part.

    6.2 Business of Rollins. Rollins is engaged in the businesses of leasing transportation equipment and providing logistics services.

    6.3 No Pending Material Litigation or Proceedings. Except as set forth in Exhibit B, there are no actions, suits or proceedings pending or, to the knowledge and belief of Rollins, threatened against or affecting Rollins or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve the possibility of any judgment or liability, not fully covered by insurance or by reserves maintained pursuant to a self-insurance program, in excess of $500,000 per occurrence, or which may materially or adversely affect the business, properties or assets or the condition, financial or otherwise, of Rollins or any of its Subsidiaries or the right of any of them to carry on its business as now conducted. None of Rollins or any of its Subsidiaries is, to the knowledge and belief of Rollins, (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any material respect under any order, regulation or demand of any federal, state, municipal or other government or agency thereof, default under which might have consequences which would materially and adversely affect the business, properties or assets or the condition, financial or otherwise, of Rollins or any of its Subsidiaries.

    6.4 No Adverse Contracts or Restrictions. Rollins is not a party to, or bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction, materially and adversely affecting its business, property, assets, operations or conditions, financial or otherwise.

    6.5 No Legal Restrictions on Performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the fulfillment of the terms hereof, and the compliance with the respective terms, conditions and provisions of this Agreement by Rollins will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, Loan or credit agreement, corporate charter, by-laws or any other agreement or instrument to which Rollins is a party or by which it or its properties may be bound or affected, or any judgment or order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Rollins under the terms or provisions of any such agreement or instrument.

    6.6 No Default under Other Obligations. Rollins is not in violation of any term of its charter or by-laws or in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of Rollins or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Rollins is a party or by which it or its properties may be bound or affected.

    6.7 Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Rollins, is required in connection with the execution, delivery or performance of this Agreement by it or the consummation by it of the transactions contemplated hereby.

    6.8 Tax Status. Rollins has filed all United States income tax returns and all state and municipal tax returns which are required to be filed by it, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or pursuant to any assessment received by Rollins, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

    6.9 ERISA. Each pension, profit sharing and other employee benefit plan maintained for the benefit of Rollins or for any Subsidiary is in compliance with the Employee Retirement Income Security Act ("ERISA") and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and all reports required to be filed by ERISA and such rules and regulations have been filed.

    6.10      Financial Condition.

         The audited consolidated financial statements of Rollins dated September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended on that date:

         (a) Were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year-end audit adjustments;

         (b) Fairly present the financial condition of Rollins as of the date thereof and results of operations for the period covered thereby, and since September 30, 1997, there has been no material adverse change in the business, performance, operations or condition (financial or otherwise) of Rollins.

    6.11 Environmental Matters. Rollins conducts in the ordinary course of business a review of the effect of existing environmental laws and existing environmental claims on its business, operations and properties, and as a result thereof Rollins has reasonably concluded, such Environmental Laws and environmental claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its financial condition.

    6.12 Title to Properties. Rollins has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its businesses. As of the Closing Date, the property of Rollins that is subject to Liens does not exceed $1,000,000 in the aggregate.

    6.13 Regulation U. Neither Rollins nor any Subsidiary of Rollins is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System ("Margin Stock"), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

    6.14 Investment Company, Public Utility Holding Company. Neither Rollins nor any Subsidiary of Rollins (i) is subject to regulation under the provisions of the Public Utility Holding Company Act of 1935, as amended, or (ii) is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    6.15 Accurate and Complete Disclosure. Rollins has disclosed to the Lenders in writing every fact which materially and adversely affects, or which so far as Rollins can reasonably foresee would materially and adversely affect, the business, operations or financial condition of Rollins or its Subsidiaries or the ability of Rollins to perform its obligations under this Agreement.

    6.16 Year 2000 Program. Rollins will use its best efforts to monitor the potential impact of the Year 2000 problem and, if any problem is determined to exist, to develop and implement a comprehensive detailed program to address on a timely basis such problem.

7. AFFIRMATIVE COVENANTS OF ROLLINS. Rollins covenants and agrees that until the obligation of Lenders to make Loans pursuant hereto shall have terminated and thereafter so long as any Loan made pursuant hereto shall be outstanding or any amount shall be payable hereunder by Rollins, except as Lenders may otherwise consent or agree in writing:

    7.1 Payment of Principal and Interest. Rollins will duly and punctually pay all amounts of principal of and interest on Loans made hereunder and all other amounts payable by it hereunder when such payments are due in accordance with the terms hereof.

    7.2 Payment of Taxes. Rollins will promptly pay and discharge or cause to be paid and discharged all taxes, assessments, governmental charges or levies imposed upon it, or upon its income and profits, or upon any property belonging to it, or upon any part thereof, before the same shall become in default, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Rollins shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by Rollins, no foreclosure, sale or similar proceeding shall have been commenced in respect thereof (or such proceeding shall have been stayed pending the disposition of such contest of validity), and Rollins shall have set aside on its books adequate reserves with respect thereto.

    7.3 Corporate Existence. Rollins will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with the requirements of all applicable laws and all lawful rules, regulations and orders of regulatory agencies and authorities having jurisdiction over it.

    7.4 Maintenance of Properties. Rollins will at all times maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept, its property and every part thereof used or useful in the conduct of its business (including without limitation the Eligible Equipment) in good repair, working order and condition, and from time to time make, or cause to be made, all necessary and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    7.5 Insurance. Rollins will keep adequately insured by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporation, and carry such liability and other insurance as is usually carried by corporations engaged in a similar business. Rollins will maintain or cause to be maintained the insurance in respect of each unit of Eligible Equipment required by the related Lease, and will deliver to the Lenders such evidence thereof as they may from time to time request; provided, however, that (i) the self-insurance program of Rollins, shall, to the extent of the coverage of such program and so long as it shall be maintained, be an adequate substitute for such insurance and (ii) Rollins may enter into other self-insurance programs if any such program is first approved by the Lenders in writing.

    7.6 Accounts and Financial Statements. Rollins will keep proper books of record and account in which full, true and correct entries will be made of all its dealings, business and affairs in accordance with generally accepted accounting principles, and deliver to Lenders as soon as available, and in any event:

         (a) within sixty (60) days after the end of each of the first three quarterly accounting periods in each fiscal year of Rollins, (i) the consolidating and the consolidated income and retained earnings statements of Rollins and its Subsidiaries, for such quarterly period and for the expired portion of the fiscal year ending with the end of such period, setting forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year, and (ii) the consolidating and consolidated balance sheets of Rollins and its Subsidiaries as at the end of such quarterly period, setting forth in comparative form the corresponding figures as at the end of the corresponding period of the previous fiscal year, (iii) consolidating and consolidated statement of cash flows for such quarterly period and for the expired portion of the fiscal year ending with the end of such period, setting forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year, all in reasonable detail, subject to audited year-end adjustments, and certified by a principal financial officer of Rollins to have been prepared in accordance with generally accepted accounting principles consistently maintained by Rollins and its Subsidiaries since the beginning of the fiscal year immediately preceding the period covered by each quarterly statement except for inconsistencies explained in such certificate.

         (b) within ninety (90) days after the end of each fiscal year of Rollins (i) the consolidating and the consolidated income and retained earnings statements of Rollins and its Subsidiaries for such year, setting forth in comparative form the corresponding figures for the previous fiscal year and (ii) the consolidating and the consolidated balance sheets of Rollins and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of the previous fiscal year,
(iii) consolidating and consolidated statement of cash flows of Rollins and its Subsidiaries for such year, setting forth in comparative form the corresponding figures for the previous fiscal year all such statements referred to in subsections (i), (ii) and
(iii) to be in reasonable detail, including all supporting schedules and comments, and in the case of all such consolidated statements, certified by independent public accountants of recognized standing satisfactory to the Lenders, to have been prepared in accordance with generally accepted accounting principles consistently maintained by Rollins and its Subsidiaries since the beginning of the fiscal year preceding that for which such statement is furnished and such independent public accountants shall also certify that they have reviewed the terms of this Agreement and that in making the examinations necessary to their certification they have reviewed the accounts and condition of Rollins and its Subsidiaries during the accounting period covered by their certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or would, upon giving notice or the passage of time, or both, constitute such a Default (or if such conditions or events existed, describing them);

         (c) within ninety (90) days after the end of each fiscal year of Rollins and within 60 days after the end of each of the first three quarters of each fiscal year (and in any event not later than simultaneously with the delivery of the financial statements required pursuant to Sections 7.6(a) and (b) hereof), a certificate dated as of the end of such fiscal year or quarter, signed on behalf of Rollins by its chief financial officer, (i) stating that as of the date thereof no Event of Default or Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof, if any, and any action with respect thereto taken or contemplated to be taken by Rollins; (ii) stating in reasonable detail the information and calculations necessary to establish compliance with the provisions of Section 7.15, 7.16, 7.17, and 8.1 hereof; and (iii) stating that the signer has reviewed this Agreement and that such certificate is based on an examination made by or under the supervision of the signer sufficient to assure that such certificate is accurate.

         (d) all such other data and information in respect of the conditions, operations and affairs of Rollins and its Subsidiaries as any Lender may reasonably request from time to time. Such information shall also be furnished to the other Lenders.

    7.7 Default Under Other Indebtedness. If any Indebtedness of Rollins is declared or becomes due and payable before its expressed maturity by reason of default, or the holder of any such Indebtedness shall have the right (or upon the giving of notice, shall have the right) to declare such Indebtedness to be so due and payable by reason of default, Rollins will immediately give the Lenders written notice of such declaration, acceleration or right of declaration.

    7.8 Inspection. Any Lender or such persons as it may designate, may visit and inspect any of the properties of Rollins, examine (either by its employees or by independent accountants employed by it) the books of account and other records, including without limitation, title certificates and Lease(s) of Rollins and discuss the affairs, finances and accounts of Rollins with its officers and with its independent accountants, all at such reasonable times and as often as such Lender may desire.

    7.9 Liens. Except for the security interests which may be granted to the Lenders hereby or pursuant hereto, Rollins will keep the Eligible Equipment reflected in the latest Borrowing Base
Certificate delivered to the Lenders and all Leases thereof free and clear of all liens, security interests and encumbrances.

    7.10 Borrowing Base Certificate. Rollins will deliver to each Lender, on or before the 25th day of each calendar quarter, a Borrowing Base Certificate in substantially the form of Exhibit B attached hereto setting forth the information as to its Borrowing Base and other matters called for thereby as of the last day of the preceding calendar quarter accompanied by a schedule describing in reasonable detail each item of Eligible Equipment. Each Borrowing Base Certificate shall be accompanied by (i) a schedule, describing in such detail, as any Lender may reasonable require, each item of Eligible Equipment reflected in the Borrowing Base Certificate, (ii) a schedule describing in reasonable detail, each item of Eligible Equipment described in a previously delivered Borrowing Base Certificate since disposed of by Rollins; (iii) a schedule describing in reasonable detail (x) each existing Lease of Eligible Equipment not described in a previously delivered schedule to the Lenders and
(y) each previously described Lease which has since terminated and which termination has not been previously reported to any Lender.

    7.11 Performance of Lease Obligations; Collections. Rollins will perform, or cause to be performed, all the obligations to be performed by the lessor under the terms of all leases which may be assigned to the Lenders pursuant hereto (or intended so to be).

    7.12 Certification by Independent Public Accountants. On or before December 31 of each year, Rollins will deliver to the Lenders the certificate of independent public accountants of recognized standing, selected by Rollins and satisfactory to the Lenders to the effect (a) that such accountants have, as of September 30 of such year, (i) physically examined title certificates (or copies of filed financing statements with respect to non title states) for Eligible Equipment on a statistical sampling basis, identifying them in reasonable detail including a description of the Motor Vehicle described thereon, the registered owner thereof and all liens, if any, noted thereon, and setting forth in reasonable detail such information as the books and records of Rollins may disclose (including any reports to such accountants by Rollins' employees) as to the whereabouts of all such title certificates of Rollins and (ii) compared Rollins' detailed vehicle listing of Motor Vehicles which are Eligible Equipment with summaries of revenue by vehicle on a test basis and (b) that the Borrowing Base Certificate as of September 30 of such year, delivered by Rollins to the Lenders, presents fairly the status of the Net Book Value of Eligible Equipment reflected thereon as of such date as evidenced by the books and records of Rollins.

    7.13 Certificate of Rollins as to Title Certificates. On or before May 15 of each year, Rollins will deliver to the Lenders its certificate, signed by its President or any Vice President, identifying all title certificates for Eligible Equipment on March 31 of such year and the whereabouts of all such title certificates which should, pursuant hereto, have been in the possession of Rollins on such date but were not so held, all in the same detail as is required for the certificate referred to in clause (a) of Section 7.12.

    7.14 Commitment Fee. On or before the last business day of each calendar quarter, Rollins will pay to each Lender for Facility A, a commitment fee in the amount of 12.5 basis points (1/8 of 1%) per annum of the excess, if any, of such Lender's Facility A Commitment Amount over the daily average aggregate principal amount of Facility A Prime Rate Loans of each such Lender outstanding hereunder.

    7.15 Maintenance of Working Capital. Rollins will at all times maintain Working Capital in an amount greater than $7,000,000. Together with the financial statements which Rollins is required to deliver to the Lenders pursuant to Section 7.6, Rollins shall deliver to the Lenders a certificate, certified to be correct by the principal financial officer of Rollins, which shall set forth the amount of Working Capital required to be maintained by this Section, the calculations upon which such determination is based and the amount of Working Capital actually maintained by Rollins as of the date of the financial statements upon which such determination is based.

    7.16 Maintenance of Net Worth. Rollins will at all times maintain a Net Worth greater than the sum of $200,000,000 plus 50% cumulative quarterly positive net income subsequent to September 30, 1997.

    7.17      Current Ratio.  Rollins will at all times maintain
Current Assets of no less than 150% of Current Liabilities.

    7.18 Further Assurance. Rollins will execute and deliver all such instruments and take all such other action as the Lenders may reasonably require to effectuate the purposes of this Agreement and to secure the rights and remedies conferred upon the Lenders hereunder.

8. NEGATIVE COVENANTS OF ROLLINS. Rollins covenants and agrees that until the obligation of Lenders to make Loans pursuant hereto shall have terminated pursuant to Section 11.1 and thereafter so long as any Loan made pursuant hereto shall be outstanding or any amount shall be payable hereunder by Rollins, except as the Lenders may otherwise consent or agree in writing:

    8.1 Indebtedness to Net Worth Ratio. Rollins will not have outstanding at any time Senior Indebtedness which in the aggregate exceeds 375% of Net Worth of Rollins. For purposes of this Section 8.1, Net Worth, as defined in Section 16.29, shall include 50% of Rollins' Deferred Income Taxes.

    8.2 Disposition of Properties or Assets. Rollins will not sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets otherwise than in the ordinary course of business, to any Person.

    8.3 Merger, Consolidation. Rollins will not merge into or, except as provided in Section 8.4, consolidate with any Corporation.

    8.4 Business Acquisitions. Rollins will not acquire any of the voting stock or any of the substantial assets or business of any Person, or permit any Corporation to merge into or consolidate with Rollins, if the consideration payable by Rollins therefor or in connection therewith exceeds or may exceed an amount equal to fifteen percent (15%) of the Net Worth of Rollins as set forth in the latest report furnished pursuant to Section 7.6 herein. If such consideration shall be payable in securities or property other than cash, the value thereof shall be determined in any reasonable manner approved by the Lenders; provided that if such consideration shall be payable in securities of an issuer of a class which is listed on a national securities exchange, the value thereof, for the purpose of this Agreement, will be the last sale price thereof on the principal securities exchange on which such securities are listed on the day as of which the amount of such consideration is fixed, or if no such sale takes place on such day, the closing bid price therefor on such exchange. If the amount of such consideration is not fixed on or before the time for the first payment of any thereof, then, for the purposes of this Section 8.4 such amount will be deemed to be the maximum amount payable pursuant to the agreement therefor and shall be deemed to have been "fixed" as of the date of such agreement.

    8.5 Business of Rollins. Rollins will not engage directly or indirectly through any Subsidiary in any business other than set forth in Section 6.2.


    8.6 Limitation on Payments to Stockholder. Rollins will not, directly or indirectly, after the date hereof, make any distribution, advance, investment or other payment to any Person who is, either directly or through any Subsidiary thereof, a stockholder of Rollins, or to any Subsidiary of any such Person (other than Subsidiaries of Rollins) including any payment by way of any Loan, acquisition of any security, dividend, redemption or other acquisition of shares of its capital stock, consulting or management fees, or otherwise which would, in the aggregate, exceed the sum of the amount of advances by such Person to Rollins made after September 30, 1976, plus interest thereon at a rate not in excess of the rate provided for in the first sentence of Section 1.4. However, the foregoing will not preclude the declaration and payment of any dividend or distribution on the capital stock of Rollins, provided that such dividend or distribution will not cause Rollins to be in non-compliance with any provision of Article Seven or Article Eight of this Agreement immediately after such distribution.

    8.7 Leases to Affiliates. Rollins will not, directly or indirectly, lease to Affiliates Motor Vehicles having a Net Book
Value in the aggregate of more than five percent (5%) of the Net Book Value of all Motor Vehicles owned by Rollins.

    8.8 Use of Proceeds. Rollins will not use, or permit the use of, the proceeds of any Loan hereunder for the purpose of buying or carrying any "margin stock" as such term is used in Regulation U of the Board of Governors of the Federal Reserve System.

    8.9 Double Negative Pledge. Rollins will not, directly or indirectly, incur or assume any obligations to any third party which would prohibit or restrict the ability of Rollins to grant any lien in favor of the Lenders.

    8.10 Restriction on Liens. Rollins shall not, create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any lien on its respective property, revenues or assets, whether now owned or hereafter acquired except:

         (a) liens upon or in any property acquired by Rollins or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property;

         (b) easements, right-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the conduct of the businesses of Rollins and its Subsidiaries.

9.   CONDITIONS OF CLOSING.

    9.1 First Loan. The obligation of the Lenders to make the first Loan requested by Rollins hereunder shall be subject to the following:

         (a) With respect to Facility A Loans, the Lenders shall have received counterparts of this Agreement, each duly executed by Rollins and with respect to Facility B Loans, if any, each Lender shall have received such documentation relating thereto as each such Lender may, in its discretion, require in connection therewith.

         (b) Resolutions. The Board of Directors of Rollins shall have adopted appropriate resolutions authorizing the execution and delivery of this Agreement and the taking of all actions called for herein and certified copies of same shall have been furnished to the Lenders.

         (c) Opinion Letter. Counsel for Rollins shall have furnished opinions in form and substance satisfactory to the Lenders covering the following matters:

              (i) Rollins is duly incorporated and in good standing and validly existing under the laws of the State of Delaware and has corporate power to carry on its business as described in Section 6.2 herein.

              (ii) This Agreement has been duly authorized, executed and delivered by Rollins and is a valid instrument legally binding upon Rollins and enforceable in accordance with its terms.

              (iii)     The execution and performance of this
Agreement does not violate the articles of incorporation or by-laws of Rollins or, to the knowledge of counsel, any agreement to which Rollins is a party.

              (iv) The representations and warranties contained in Sections 6.1, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8 and 6.9 are true and correct in all material respects. In this regard, Counsel may rely upon the certificates of the President and Chief Financial Officer of Rollins with respect to that portion of Section 6.1 dealing with franchise and similar taxes and Section 6.8.

         (d) Prior Loans. On the date of the execution of this Agreement, the existing indebtedness of Rollins pursuant to the Bank Credit Agreement dated as of April 1, 1995, as amended shall be repaid in full from the proceeds of the credit available under this Agreement.

    9.2 First and Subsequent Loans. The obligation of the Lenders to make any Facility A Loan requested by Rollins hereunder (including the first such Loan) shall be subject to the fulfillment at or prior to the Loan Date thereof of the following conditions:

         (a) Representations Correct. All the representations and warranties of Rollins set forth herein or made hereunder shall be correct as of such Loan Date except for such changes therein as may be satisfactory to Lenders (and the making by Rollins of a Loan Request therefor shall be deemed a certificate by it to the foregoing effect).

         (b) No Default. No condition or event shall exist (before or after giving effect to any such Loan Request) or have occurred which constitutes an Event of Default or a Default, and the making by Rollins of a Loan Request for such Loan shall be deemed a certificate by it to the foregoing effect).

         (c) Principal Place of Business. The principal place of business of Rollins shall be located in the State of Delaware.

    9.3 Facility B Loans. The Lenders shall have no obligation to make any Facility B Loan notwithstanding the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof but may do so or decline to do so in their sole individual discretion and may, in agreeing to make any Facility B Loans, if at all, impose conditions to such Loan or Loans in addition to those set forth in Sections 9.1 and 9.2.

10.  DEFAULTS AND REMEDIES.

    10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

         (a) The failure of Rollins to pay any amount of principal of any Loan as and when due or any interest on any Loan made hereunder or any other amount payable pursuant hereto within 3 days after such payment may be due, whether at the maturity thereof or by reason of any requirement for the prepayment thereof, by acceleration or otherwise;

         (b) Rollins shall default in the performance, observance or fulfillment of any covenant contained in Sections 7.1, 7.15, 7.16,
7.17 or Section 8.1 through 8.10 hereof, or Rollins shall default in the performance, observance or fulfillment of any other covenant contained herein and such later default shall continue for ten days unremedied;

         (c) The adjudication of Rollins or any of its Subsidiaries as a bankrupt or insolvent, or the entry of an order appointing a receiver or trustee for any such Person or any of its property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction, or the filing by any such Person of a petition, answer or other document seeking or consenting to any of the foregoing, or the filing by any such Person of a petition to take advantage of any debtor's act, or the making by any such Person of a general assignment for the benefit of creditors or admitting in writing its inability to pay its debts as they mature;

         (d) The entry of a final judgment for the payment of money against Rollins or any of its Subsidiaries, which, to the extent not covered by insurance or cash reserved therefor pursuant to a self-insurance program exceeds $500,000 in any one case or in the aggregate for all such judgments and, within 60 days after such entry, shall not have been discharged or execution thereof stayed pending appeal or which shall not have been discharged within 60 days after the expiration of any such stay;

         (e) The issue of attachment, garnishment or any execution process or the making of any levy against, any property of Rollins or any of its Subsidiaries which, except in the case of such property held by, or owed to such Person by, any of the Lenders, within 60 days (but prior to any sale or other disposition pursuant to such process) thereafter shall not have been discharged;

         (f) The occurrence of any event in respect of any Indebtedness, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $10,000,000 or more which causes or permits the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

         (g) Any representation or warranty by Rollins herein is discovered to be untrue as of the date of this Agreement, or any statement, certificate or data furnished by Rollins pursuant hereto is discovered to be untrue as of the date as of which the facts therein set forth are stated or certified (or deemed so to be);

         (h) Rollins Truck Leasing Corp. shall cease to be the owner, of record and beneficially, of at least 80% of the outstanding shares of capital stock of Rollins, which shall represent at least 80% of the combined voting power of all classes of capital stock of Rollins entitled to vote; and

         (i) The voluntary termination of any pension, profit sharing and other employee benefit plan maintained for the benefit of Rollins or any Subsidiary and at such termination, there exists a funding deficiency.

    10.2 Effect of Event of Default. Upon the occurrence of any Event of Default described in subsections (a), (b) or (d) through (i) of Section 10.1, the Lenders shall be under no further obligation to make Loans hereunder, and each Lender may declare the unpaid principal balance of all Loans made by such Lender then outstanding and interest accrued thereon and all other liabilities of Rollins to such Lender hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived. Upon the occurrence of an Event of Default specified in subsection (c) of Section 10.1, the Lenders shall be under no further obligation to make Loans hereunder and the unpaid principal balance of all Loans outstanding hereunder and interest accrued thereon, and all other liabilities of Rollins hereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

    10.3 Uniform Commercial Code. The Lenders and the Agent for the Lenders shall have and may exercise the rights and remedies of a secured party under the Pennsylvania Uniform Commercial Code.

    10.4 Delay or Omission Not Waiver. No delay or omission on the part of any of the Lenders to exercise any right upon the occurrence of any Event of Default shall impair any such right or shall be construed to be a waiver of any such Default or any acquiescence therein. No waiver of any Default hereunder shall affect any later Default or shall impair any of the Lenders' rights hereunder. No single, partial or full exercise of any right by the Lenders shall preclude further or other exercise thereof.

    10.5 Remedies Cumulative. The remedies provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other remedies existing, in the Lenders' favor, at law or in equity.

11.  TERMINATION.

    11.1 Termination by Rollins. Rollins may at any time terminate all of the Lenders' obligations to make Loans pursuant to this Agreement by giving notice thereof to the Lenders, stating the date not less than ten (10) days thereafter when such termination shall become effective. On the date specified for termination in said notice, Rollins shall pay in full the Loans, together with interest thereon through said date, and all other obligations outstanding under this Agreement.

12.  PAYMENTS OF CERTAIN EXPENSES BY ROLLINS.

    12.1 Expenses in Connection with Enforcement. Rollins will pay all reasonable expenses of the Lenders, including attorneys fees, incurred by Lenders in enforcing their rights and remedies hereunder or under any Lease assigned to the Lenders pursuant hereto. In the event that Lenders shall bring suit (or file any claim in any bankruptcy, reorganization, insolvency or other proceeding) to enforce any of their rights hereunder or under any such Lease and shall be entitled to judgment (or other recovery) in such action (or other proceeding) the Lenders may recover, in addition to all other amounts payable hereunder or under such Lease, their respective expenses in connection therewith, including attorneys fees, and the amount of such expenses shall be included in such judgment (or other form of award).

13.  SURVIVAL OF COVENANTS: SUCCESSORS AND ASSIGNS.

    13.1 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made by Rollins in this Agreement or made in writing by or on behalf of Rollins in connection with any transaction contemplated hereby shall survive the execution and delivery of this Agreement, any investigation at any time made by the Lenders or on its behalf and the making by the Lenders of the Loans contemplated hereby, and shall continue in full force and effect until all amounts payable by Rollins pursuant hereto have been paid in full. All statements contained in any certificate, statement or other document delivered by or on behalf of Rollins pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Rollins hereunder. All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of Rollins.

    13.2 No Assignment by Rollins. Rollins may not assign any of its rights hereunder without the consent of all Lenders.

14.  MODIFICATION: WAIVER.

    14.1 Modification of this Agreement. This Agreement may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. This Agreement may be modified or any provision hereunder may be waived by the agreement of the Lenders and Rollins.

15.  COMMUNICATIONS AND NOTICES.

    15.1 Form, Addresses, Etc. All notices, requests and other communications given or made in connection with this Agreement or any transaction contemplated hereby shall be in writing and, unless actual receipt is stated herein to be required, shall be deemed to have been validly given if mailed, first class, postage prepaid, addressed as follows, or delivered to the individual to whose attention notices to any party are to be addressed, until some other address (or individual for attention) shall have been designated by notice given by a party to the others:

To Rollins:
         Rollins Leasing Corp.
         One Rollins Plaza, P. O. Box 1791
         Wilmington, DE 19899
         Attention:  President

To Lenders:
         First Union National Bank
         1339 Chestnut Street
         Philadelphia, PA 19107
         Attn:  Grainne Pergolini

         BankBoston, N.A.
         100 Federal Street
         Boston, MA 02110
         Attn:  Tony Zhang

16. DEFINITIONS. The following words and phrases as used in capitalized form in this Agreement and in any amendments hereof, whether in the singular or plural, shall have the meanings indicated:

    16.1 "Acquisition Cost" of any item of Eligible Equipment means an amount equal to the sum of the factory delivered price, delivery and handling charges and the cost of any original items which may be added thereto (including but not limited to tires and tubes), the cost of labor, materials, parts, accessories in respect thereto, any excise tax on Eligible Equipment and any sales and use taxes payable in respect of Rollins' purchase thereof, and other similar charges and expenses required to make such Eligible Equipment ready for use by and to complete delivery thereof to Rollins.

    16.2 "Affiliate", as applied to any Person, means any other Person which is not a Subsidiary of Rollins and which directly, or indirectly through one or more intermediaries, is controlled by Rollins Truck Leasing Corp.

    16.3 "Aggregate Amortization" of any item of Eligible Equipment means an amount equal to the product of the Monthly Amortization Figure of such Eligible Equipment multiplied by the number of months elapsed since the date of acquisition thereof by Rollins.

    16.4 "Amortized Value" of any item of Eligible Equipment at any time means the
Acquisition Cost of such item less the Aggregate Amortization thereof at such time.

    16.5 "Amortization Period" means the period beginning on the Revolving Expiration Date and ending on the Maturity Date.


    16.6 "Assigned Eligible Equipment" is a Vehicle as to which Rollins shall have executed and delivered a Mortgage in form and substance as required by Section 4.

    16.7 "Borrowing Base Amount" of Rollins at any time means an amount equal to ninety percent (90%) of the aggregate Net Book Value of all items of Eligible Equipment or Assigned Eligible Equipment, as the case may be, owned by Rollins at such time, which are:

         (A) Free and clear of all liens, security interests and encumbrances, except for security interests which may be granted to Lenders hereby or pursuant hereto;

         (B) In reasonably good working order and condition or, if not in such condition, are repairable to such state within a reasonable period of time and Rollins has caused or arranged for such repairs to be commenced and completed within such time; and

         (C) Subject to Leases in Good Standing, except that "Borrowing Base" may include the Net Book Value of Motor Vehicles in Rollins' Commercial Rental Fleet which, in the aggregate, does not exceed 40% of the aggregate Net Book Value of all Motor Vehicles included in such "Borrowing Base;" provided that not more than $5,000,000 aggregate Net Book Value of Eligible Equipment or Assigned Eligible Equipment as the case may be, of the kind referred to in clause (iii) of Section 16.15 shall be included in such Borrowing Base at any time; and provided further that the lessee or other obligor under any such Lease is not an Affiliate of Rollins.

    16.8 "Combined Debt" means the maximum aggregate principal amount of the Loans outstanding at any time hereunder.

    16.9 "Commitment Amount" means $50,000,000 in the aggregate and $25,000,000 with respect to each Lender as the same may be reduced from time to time.

    16.10 "Corporation" means a corporation, partnership, trust, unincorporated organization, association, or joint stock company.

    16.11 "Current Assets" of any Person means the current assets properly appearing as such on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with generally accepted accounting principles except that Current Assets shall not include investments in securities other than direct obligations of, or obligations guaranteed by, the United States of America and securities which are readily marketable and, in any event, only at the market value thereof.

    16.12 "Current Liabilities" of any Person means the current liabilities properly appearing as such on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with generally accepted accounting principles except that in the case of Rollins and its Subsidiaries, current liabilities shall not include indebtedness of Rollins hereunder, Indebtedness of Rollins incurred to a banking institution or to a vendor of equipment (or its finance affiliate) to finance the acquisition cost of equipment acquired for leasing and secured by such equipment.

    16.13 "Default" means an event specified in Section 10.1 which, but for the lapse of time or the giving of notice or both would be an Event of Default.

    16.14 "Commercial Rental Fleet" means the Motor Vehicles which are Equipment but are not subject to Leases in Good Standing.

6   16.15     "Eligible Equipment" means (i) Motor Vehicles, (ii)
other equipment used or useful in the transportation of property or persons by land, sea or air (iii) other commercial and industrial equipment provided the aggregate Net Book Value of such equipment leased pursuant to one or more Leases with one lessee and its affiliates shall not exceed $250,000; and (iv) such other commercial and industrial equipment as may be agreed upon by Rollins and Lenders from time to time; provided that the amortization period for any equipment referred to in (iii) and (iv) above has been established by or pursuant to Section 16.25.

    16.16 "Event of Default" means each of the events specified in Section 10.1.

    16.17 "Indebtedness", as applied to a Person, means (a) all items, except items of capital stock or of surplus, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, excluding all current liabilities of such Person (except current liabilities which represent liabilities for borrowed funds), liabilities or reserves for deferred income tax and reserves for liabilities pursuant to a self-insurance program of such Person, (b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed, (c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), discounted, sold with recourse or for less than face value or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of Loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable, and (d) to the extent not included in the foregoing, lease obligations capitalized according to FASB 13.

    16.18 "Lease" means a lease of Equipment, of which Rollins is lessor and a responsible commercial user is lessee, pursuant to which such lessee is obligated to make periodic rent payments to Rollins during a fixed minimum term which payments, together with any lump sum payments which such lessee is obligated to make within such term on account of a purchase obligation or otherwise, will be (i) each in an amount no less than the sum of the Monthly Amortization figures of such Eligible Equipment during each period covered thereby plus an interest factor at the rate of 7% per annum thereon for such period and (ii) in the aggregate not less than the Acquisition Cost thereof plus an interest factor of 7% per annum on the Amortized Value thereof during such term.

    16.19 "Lease in Good Standing" means a Lease under which no default has occurred which remains uncured for a period of more than 90 days except for defaults or alleged defaults which are subject to a bona fide dispute by the lessee.

    16.20     "Lenders" means First Union National Bank and
BankBoston, N.A.

    16.21 "LIBOR" is the rate for U. S. dollar deposits of 1 month as reported by Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant interest period begins (or if not so reported, then as determined by Lender from another bank or interbank quotation).

    16.22 "Loan" means any loan by a Lender to Rollins under this Agreement and "Loans" means all loans made by the Lenders or either of them, as the context may require, under this Agreement.

    16.23 "Loan Account" means the account maintained on the books of each Lender pursuant to Section 1.5.

    16.24 "Loan Date" means the date fixed for the making of any Loan by notice from Rollins pursuant to Section 1.2.

    16.25 "Loan Request" means a request by Rollins for a Loan given pursuant to Section 1.3 in the form prescribed by Section 1.3.

    16.26 "Maturity Date" means the date which is four (4) years from the Revolving Expiration Date.

    16.27 Monthly Amortization Figure for 90% of Eligible Equipment means an amount equal to the Acquisition Cost thereof, less salvage value applicable thereto, divided by the number of months of the period in which the Acquisition Cost is to be amortized. Unless otherwise agreed in writing by the Lenders with respect to any item or type of Eligible Equipment, Acquisition Cost (without any provision for salvage value) of the following types of Equipment acquired new and unused by Rollins will be amortized in a period which shall be the same period as used in computing depreciation in its books of record and account provided that such period will not exceed:

          (i) 120  months (10 years) for tractors and straight trucks,

          (ii)168  months (14 years) for trailers and bodies,

          (iii)180 months (15 years) for standard specification refrigerated trailers, and
          (iv) 96 months (8 years) for pick-up trucks and panel trucks.

The amortization period and salvage value for any other item of Eligible Equipment will be such period and percentage of Acquisition Cost as may be agreed upon in writing by Rollins and the Lenders from time to time. If at any time improvements are made to any such item of Eligible Equipment which are capitalized in accordance with generally accepted accounting principles, the Monthly Amortization Figure for such item of Eligible Equipment shall be increased by an amount equal to the cost of such improvements divided by the number of months remaining in the amortization period for such item at the time such improvement is made.

    16.28 "Mortgage" shall mean a chattel mortgage of or other appropriate security agreement confirming the grant of a security interest in one or more Vehicles to First Union, as collateral security in accordance with Section 4.

    16.29 "Motor Vehicle" means (i) a new and unused automobile, van, truck, tractor, trailer, bus, or other similar unit, and all related equipment and accessories, now or hereafter owned by Rollins and (ii) a used automobile, van, truck, tractor, trailer, bus, or other similar unit, and all related equipment and accessories acquired by Rollins from one of its customers for the purpose of leasing such item back to such customer pursuant to a Lease.

    16.30 "Net Book Value" of Eligible Equipment or Assigned Eligible Equipment, as the case may be, at any time means the Acquisition Cost of such Eligible Equipment plus (i) the cost of improvements thereto capitalizable in accordance with generally accepted accounting principles less (ii) the Aggregate Amortization thereof at such time.

    16.31 "Net Worth" of any Person means the excess of all assets over all liabilities properly appearing on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with generally accepted accounting principles.

    16.32 "Person" means an individual, a corporation or a government or political subdivision or agency thereof.

    16.33 "Prime Rate" means the rate per annum announced from time to time by each Lender as its Prime Rate, and as to BankBoston, its "Reference Rate", such rate to change automatically from time to time effective as of the effective date of any changes in such Prime Rate or Reference Rate as the case may be.

    16.34     "Revolving Expiration Date" shall mean December 10,
1999 or such later date as may be agreed upon pursuant to Section
1.1(d).

    16.35 "Senior Indebtedness", as applied to any Person, means all Indebtedness of such Person other than Subordinated Indebtedness.

    16.36 "Subordinated Indebtedness", as applied to any Person, means any Promissory Note, debenture or other evidence of indebtedness of such Person for money borrowed which contains subordination provisions satisfactory in form and substance to the Lenders (such satisfaction to be evidenced only by the Lenders consent in writing to such terms).

    16.37 "Subsidiary" means, with respect to any Person, (i) a corporation incorporated within the United States of America or Canada, (ii) the major portion of whose operations are carried on, and the major portion of whose property is located, within the United States of America or Canada, or both, and (iii) all of whose outstanding shares of capital stock (other than directors' qualifying shares) are owned by one or more of such Person and corporations which meet the qualifications of clauses (i) and (ii) of this sentence and all of whose outstanding shares of capital stock (other than directors' qualifying shares) are owned by such Person, either directly or through any corporation or series of corporations.

    16.38 "Working Capital", as applied to any Person, means the excess of Current Assets over Current Liabilities of such Person.

    16.39 "Year 2000 Problem" shall mean the risk that computer applications may be unable to recognize, and perform properly, date-sensitive functions involving certain dates prior to and after December 31, 1999.

    16.40 "Agent for the Lenders" means the agent for the Lenders appointed pursuant to Section 4.2.

    16.41 "Facility A" means a 364-day revolving credit facility converting to a four-year, fully amortizing term Loan as defined in
Section 1.

    16.42 "Facility B" means uncommitted, as offered line of credit, subject in all respects to each Lender's respective discretion. Advances, if any, made under or pursuant to Facility B shall be subject to the terms and provisions of (i) a Note to be executed by Borrower evidencing such advance, (ii) this Bank Credit Agreement; and (iii) such other conditions or provisions as either Lender may require, in its sole discretion as defined in Section 1.1(b).



17.  HOLIDAYS

    17.1 Holidays. If the date provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for such payment or action, then the due date for such payment or action will be the next preceding business day.

18.  LAW GOVERNING

    18.1 Pennsylvania Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

19.      WAIVER OF JURY TRIAL

    19.1 Waiver of Jury Trial. Each undersigned party hereby waives, and Lessor by its acceptance hereof thereby waives, trial by jury in any legal proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of or related to this Agreement or the relationship established hereunder. This provision is a material inducement for Lessor to enter into, accept or rely upon this Agreement.

20.  HEADINGS.

    20.1 Headings Not Part of Agreement. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

21.  COUNTERPARTS.

    21.1 Counterparts. This Agreement may be executed in three or more counterparts, and all such counterparts shall constitute one and the same instrument.

    EXECUTED as of the date first above written.


CORPORATE SEAL               ROLLINS LEASING CORP.

Attest:___________________________
BY:_______________________________




                             FIRST UNION NATIONAL BANK

                             BY:_______________________________




                             BANKBOSTON, N.A.

                             BY:_______________________________

                                EXHIBIT A

                              LOAN REQUEST

                        ________________________
                                 [Date]

To:      First Union National Bank             /__/
                                        (Check one)
    BankBoston, N.A.               /__/


To Whom It May Concern:

    The undersigned, ________________________________, refers to the
Bank Credit Agreement, dated as of ________________ (the "Credit Agreement"; the terms defined therein being used herein as therein defined), between the undersigned and BankBoston, N.A. or First Union National Bank and hereby gives you notice pursuant to Section 1.3 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement and, in that connection, sets forth below the information relating to such Loan, as required by Section 1.3 of the Credit Agreement. The undersigned also represents that the requested borrowings will not exceed the Borrowing Base Amount at any time.

     Amount of the Loan requested         ________________________

     Interest rate option                      ________________________

                                       ________________________

     Loan date                         ________________________

     Principal amount of Loans outstanding
     at the date of this Loan Request          ________________________

     Other information requested by Lender     ________________________

     Interest period                      ________________________

     Reference Facility   A     /__/
                                (Check one)
                     B    /__/


                                       Very truly yours,

                                       ________________________________

                                       By:_____________________________
                                           Title:

                                EXHIBIT B

                       PENDING MATERIAL LITIGATION




                                  None.